   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 12, 1995


                                                       REGISTRATION NO. 33-63673

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                               GANNETT CO., INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                            (STATE OF INCORPORATION)

                                   16-0442930
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)

                             1100 WILSON BOULEVARD
                           ARLINGTON, VIRGINIA 22234
                                 (703) 284-6000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            THOMAS L. CHAPPLE, ESQ.
              Senior Vice President, General Counsel and Secretary
                               GANNETT CO., INC.
                             1100 Wilson Boulevard
                           Arlington, Virginia 22234
                                 (703) 284-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                               ------------------
                          Copies of Communications to:

                            JOSEPH H. REYNOLDS, ESQ.

                      NIXON, HARGRAVE, DEVANS & DOYLE LLP

                       One Thomas Circle, N.W., Suite 700
                             Washington, D.C. 20005
                                  202/457-5300

                             GARY I. HOROWITZ, ESQ.
                           SIMPSON THACHER & BARTLETT
                              425 Lexington Avenue
                            New York, New York 10017
                                  212/455-2000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

     IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

     IF ANY OF THE SECURITIES BEING OFFERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, CHECK THE FOLLOWING BOX. /X/

     IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(b) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

     IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(c) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. / /

     IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. / /
                               ------------------

     PURSUANT TO RULE 429 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE PROSPECTUS INCLUDED HEREIN ALSO RELATES TO A TOTAL OF $500,000,000 OF SECURITIES CURRENTLY REGISTERED UNDER REGISTRATION STATEMENT NO. 33-58686.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS       SUBJECT TO COMPLETION, DATED DECEMBER 12, 1995


                               GANNETT CO., INC.

                          DEBT SECURITIES AND WARRANTS

     Gannett Co., Inc. ("Gannett" or the "Company"), directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may offer from time to time, in one or more series, up to $1,500,000,000 (or the equivalent in foreign currency or foreign currency units) aggregate principal amount of its debt securities (the "Debt Securities") and/or warrants to purchase Debt Securities (the "Warrants") (the Debt Securities and Warrants are herein collectively referred to as the "Securities"), on terms to be determined at the time of sale.

     The Securities may be sold for U.S. dollars, foreign currency or foreign currency units, and principal of and any interest on the Securities may likewise be payable in U.S. dollars, foreign currency or foreign currency units.

     Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities of a series may be issuable in registered certificated form without coupons or in the form of one or more global securities for purposes of book-entry registration and transfer.

     The specific designation, aggregate principal amount, currency, maturity, rate and time of payment of interest, purchase price, and any terms for redemption of the Debt Securities, the duration, transferability, offering and exercise prices, and any terms for redemption of the Warrants, if any, and dealer or underwriter, if any, in connection with the sale of the Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"). The Company reserves the sole right to accept and, together with its agents from time to time, to reject in whole or in part any proposed purchase of Securities to be made directly or through agents.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
              CRIMINAL OFFENSE.

                            ------------------------

     If an agent of the Company or a dealer or an underwriter is involved in the sale of the Securities in respect of which this Prospectus is being delivered, the agent's commission, dealer's purchase price, or underwriter's discount is set forth in, or may be calculated from, the Prospectus Supplement and the net proceeds to the Company from such sale will be the purchase price of such Securities less such commission in the case of an agent, the purchase price of such Securities in the case of a dealer or the public offering price less such discount in the case of an underwriter, and less, in each case, the other attributable issuance expenses. The aggregate proceeds to the Company from all the Securities will be the purchase price of Securities sold less the aggregate of agents' commissions and underwriters' discounts and other expenses of issuance and distribution. See "Plan of Distribution" for possible indemnification arrangements for the agents, dealers and underwriters.

                            ------------------------


December   , 1995

     No person has been authorized to give any information or to make any representations not contained in this Prospectus or any Prospectus Supplement in connection with the offer made by this Prospectus or any Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by any underwriter, dealer or agent. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the Debt Securities offered hereby in any jurisdiction in which or to any person to whom it is unlawful to make such offer or solicitation. This Prospectus and any Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than those to which they relate. Neither the delivery of this Prospectus nor any Prospectus Supplement nor any sale of or offer to sell the Debt Securities offered hereby shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof or that the information herein is correct as of any time subsequent to its date.

                             AVAILABLE INFORMATION

     Gannett is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     Incorporated herein by reference are the Company's (i) Annual Report on Form 10-K for the fiscal year ended December 25, 1994, (ii) Quarterly Reports on Form 10-Q for the quarters ended March 26, 1995, June 25, 1995 and September 24, 1995; and (iii) Current Reports on Form 8-K dated June 1, 1995, July 27, 1995, October 23, 1995, November 21, 1995 and December 5, 1995. With respect to the financial statements included in the Company's Quarterly Report for the quarter ended September 24, 1995, the financial statements reflect all adjustments, which are of a normal recurring nature, which, in the opinion of the Company, are necessary for a fair statement of results for the interim periods.


     All documents filed by Gannett pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement.

     Gannett will provide without charge to each person, including any beneficial owner of any Securities, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, unless the exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). All requests should be directed to the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234, telephone (703) 284-6000.

                               GANNETT CO., INC.


     Gannett is a diversified information company. Its principal business operations include: (i) newspaper publishing, (ii) broadcasting, (iii) outdoor advertising and (iv) cable television systems. It also operates a television entertainment subsidiary and a security alarm business. Approximately 98 percent of Gannett's revenue is from domestic operations but it also has foreign operations in Canada and certain European and Asian markets. Gannett was incorporated in New York in 1923 and was reincorporated in Delaware in 1972.



     Gannett's newspapers make up the largest newspaper group in the United States in daily circulation. Gannett owns 92 daily newspapers with a current circulation of over 6.6 million a day, including USA TODAY. The Company also publishes USA WEEKEND, a newspaper magazine, and a number of non-daily publications.



     Gannett's broadcasting division includes 15 television stations in markets with a total of over 10 million households and 13 radio stations in markets with a listening population of over 36 million.


     Gannett's outdoor division is the largest in North America with operations in 11 states and Canada. It includes 12 outdoor advertising companies and transit and transit shelter advertising operations.

     Gannett also owns the following: Gannett News Service, which provides news services for its newspaper operations and for other newspapers; Gannett National Newspaper Sales, which markets the Company's nationwide newspaper advertising resources; Gannett Offset, which coordinates the sale, marketing and production of commercial offset printing done for national and regional customers at many of Gannett's newspapers with offset presses and at the Company's offset printing facilities in Chandler, Ariz., Miramar, Fla., Nashville, Tenn., Atlanta, Ga., St. Louis, Mo., Norwood, Mass., and Springfield, Va.; Louis Harris & Associates, an opinion research firm; electronic information services, including the USA TODAY Information Network; Gannett Media Technologies International, which develops and markets software and other products for the publishing industry; Gannett Direct Marketing Services, a direct marketing company with operations in Louisville, Ky.; Telematch, a telephone database service; Gannett Community Directories of New Jersey, yellow-pages publishing; and Gannett Telemarketing, a telephone sales and marketing business. Gannett is also a partner in a joint venture with Ringier, a Swiss company, to develop and publish newspapers in Eastern Europe and Asia.


     On December 4, 1995, Gannett completed the acquisition of Multimedia, Inc., a South Carolina corporation, by means of a merger of Gannett Multimedia Acquisition Subsidiary, a wholly-owned subsidiary of Gannett, with and into Multimedia, pursuant to the terms of an Agreement and Plan of Merger dated as of July 24, 1995. As a result of the merger, each share of outstanding common stock of Multimedia has been converted into the right to receive $45.25 in cash, without adjustment. On the Closing Date there were 38,734,078 shares of Multimedia common stock outstanding for a total consideration for those shares of $1,752,717,030. As a result of the merger, Gannett assumed approximately $501,500,000 of long-term indebtedness of Multimedia of which approximately $440,500,000 was prepaid upon consummation of the merger. The purchase price and the debt prepayment were funded with available cash and the proceeds of the sale of Gannett short term notes in the commercial paper market.



     The principles followed in determining the amount of consideration to be paid included management's determination of the fair market value of Multimedia utilizing, among other things, a projected net income analysis taking into account the economic synergies arising from combining the business acquired with Gannett operations and a projected cash flow analysis.



     As a result of the transaction, Gannett acquired from Multimedia 10 daily newspapers, five television stations, two radio stations, several syndicated talk shows, cable television systems reaching 454,000 subscribers and Multimedia Security Service, which monitors more than 82,000 security alarm subscribers.


     Gannett's principal executive offices are located at 1100 Wilson Boulevard, Arlington, Virginia 22234; telephone (703) 284-6000.

                         SELECTED FINANCIAL INFORMATION


     The following selected consolidated financial information with respect to the years 1990 through 1994 has been derived from audited financial statements contained in Gannett's Annual Reports on Form 10-K, and should be read in conjunction with the consolidated financial statements and related notes contained in Gannett's Annual Report on Form 10-K for the year ended December 25, 1994, which is incorporated herein by reference. The following selected financial information with respect to the 39 weeks ended September 24, 1995 has been derived from unaudited financial statements contained in Gannett's Quarterly Report on Form 10-Q for the quarter ended September 24, 1995, which is incorporated herein by reference.



                                         39 WEEKS
                                          ENDED                                YEARS ENDED
                                         9/24/95     ----------------------------------------------------------------
                                        (UNAUDITED)   12/25/94     12/26/93     12/27/92       12/29/91     12/30/90
                                        ----------   ----------   ----------   ----------     ----------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND RATIOS)
INCOME STATEMENT DATA
    Operating Revenues................  $2,860,002   $3,824,523   $3,641,621   $3,468,957     $3,382,035   $3,441,621
    Operating Income..................     572,980      812,778      714,352      617,283        558,947      678,841
    Interest Expense..................     (31,723)     (45,624)     (51,250)     (50,817)       (71,057)     (71,567)
    Other.............................        (627)      14,945        5,350        7,814         14,859       10,689
    Income Before Taxes...............     540,630      782,099      668,452      574,280        502,749      617,963
    Income Taxes......................     218,900      316,700      270,700      228,600        201,100      241,000
    Income Before Cumulative Effect of
      Accounting Principle
      Changes(1)......................     321,730      465,399      397,752      345,680        301,649      376,963
    Cumulative Effect on Prior Years
      of Accounting Principle Changes
      for:
         Income Taxes.................                                             34,000
         Retiree Health and Life
           Insurance Benefits.........                                           (180,000)
    Net Income........................  $  321,730   $  465,399   $  397,752   $  199,680     $  301,649   $  376,963
    Income Per Share
      Before Cumulative Effect of
      Accounting Principle
      Changes.........................  $     2.30   $     3.23   $     2.72   $     2.40     $     2.00   $     2.36
         Cumulative Effect of
           Accounting Principle
           Changes....................                                              (1.01)
         Net Income Per Share.........  $     2.30   $     3.23   $     2.72   $     1.39     $     2.00   $     2.36
    Cash Dividends Declared Per
      Share...........................  $     1.03   $     1.34   $     1.30   $     1.26     $     1.24   $     1.21
    Ratio of Earnings to Fixed
      Charges(2)......................       10.23        10.56         8.79         7.38           5.40         6.44



                                                                            AS OF
                                        -----------------------------------------------------------------------------
                                         9/24/95
                                        (UNAUDITED)   12/25/94     12/26/93     12/27/92       12/29/91     12/30/90
                                        ----------   ----------   ----------   ----------     ----------   ----------
BALANCE SHEET DATA
    Current Assets....................  $  675,607   $  650,837   $  757,957   $  631,447     $  636,101   $  668,690
    Current Liabilities...............     595,139      527,054      455,139      431,551        443,835      500,203
    Total Assets......................   3,725,556    3,707,052    3,823,798    3,609,009      3,684,080    3,826,145
    Long-term Debt (including current
      maturities).....................     601,360      768,296      850,850    1,081,023      1,335,753      849,884
    All Other Long-term Liabilities...     569,012   $  590,490   $  610,053   $  516,601     $  365,364   $  414,232
    Shareholders' Equity..............   2,019,869    1,822,238    1,907,920    1,580,101      1,539,487    2,063,077
         Total Liabilities and
           Shareholders' Equity.......   3,725,556   $3,707,052   $3,823,798   $3,609,009     $3,684,080   $3,826,145


---------------
(1) In 1992, the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" (SFAS 106), and Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109).

                                                  (notes continued on next page)

(notes continued from last page)

    Under the provisions of SFAS 106, the Company is required to recognize the cost of postretirement medical and life insurance benefits on an accrual basis over the working lives of employees expected to receive such benefits. Prior to the adoption of SFAS 106, the Company recognized the cost of these benefits as payments were made on behalf of retirees.

    As permitted under SFAS 106, the Company recognized the Accumulated Postretirement Benefit Obligation as of the beginning of fiscal 1992 of $295 million as a change in accounting principle. On an after-tax basis, this non-cash charge was $180 million or $1.25 per share.

    Ongoing operating costs for 1992 under SFAS 106 were $6 million greater than under the previous cash basis method. On an after-tax basis, these charges totaled $4 million or $.03 per share.

    Under the provisions of SFAS 109, the Company adjusted previously recorded deferred taxes to reflect currently enacted statutory tax rates. The Company has reflected the cumulative effect of adopting SFAS 109 as a change in accounting principle at the beginning of fiscal 1992. This adjustment was recorded as a non-cash credit to earnings of $34 million or $.24 per share. The adoption of SFAS 109 had no effect on the provision for income taxes for 1992.

(2) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income before income taxes and changes in accounting principles, plus fixed charges (excluding capitalized interest). Fixed charges consist of interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of interest. A statement setting forth the computation of the ratios of earnings to fixed charges set forth above is filed as an exhibit to the Company's Registration Statement of which this Prospectus is a part.

                                USE OF PROCEEDS

     Except as otherwise may be set forth in the Prospectus Supplement accompanying this Prospectus, the Company expects to add substantially all of the net proceeds from the sale of the Securities to its general funds to be used for general corporate purposes, including capital expenditures, working capital, securities repurchase programs, repayment of long-term and short-term debt and the financing of future acquisitions. The funds may also be used to finance part of the Multimedia acquisition purchase price. Funds not required immediately may be invested in short-term marketable securities.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities offered hereby will be issued under an Indenture dated as of March 1, 1983 between the Company and Citibank, N.A., as trustee, as amended by a First Supplemental Indenture dated as of November 5, 1986 among the Company, Citibank, N.A. and Sovran Bank, N.A., as successor trustee, and a Second Supplemental Indenture dated as of June 1, 1995 among the Company, NationsBank, N.A. and Crestar Bank (together, the "Indenture"). Pursuant to the Second Supplemental Indenture, NationsBank, N.A. was replaced as trustee under the Indenture by Crestar Bank. The Second Supplemental Indenture provides that Gannett will appoint a trustee under the Indenture with respect to each new series of securities thereunder, such trustee serving with respect to only such series unless specifically appointed to serve as trustee with respect to any preceding or succeeding series of securities. The following statements are subject to the detailed provisions of the Indenture, a copy of which is filed as an exhibit to the Registration Statement. Wherever references are made to particular provisions of the Indenture, such provisions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such reference. Capitalized terms used in this description but not defined herein have the meanings assigned to such terms in the Indenture. References in italics are to the Indenture.

GENERAL

     The Company has issued and has outstanding $17,260,000 aggregate principal amount of 9.55% Notes Due February 1, 1996 under the Indenture with respect to which series Citibank, N.A. serves as trustee. The Company also has issued and outstanding $275,000,000 aggregate principal amount of 5.25% Notes due

March 1, 1998 and $250,000,000 aggregate principal amount of 5.85% Notes due May 1, 2000, with respect to which Crestar Bank serves as trustee. The Indenture does not limit the amount of debt securities which may be issued thereunder. Reference is made to the applicable Prospectus Supplement for the following terms of the Debt Securities offered thereby: (1) the designation of such Debt Securities; (2) the aggregate principal amount of such Debt Securities; (3) the percentage of their principal amount at which such Debt Securities will be issued; (4) the currency or currencies for which such Debt Securities may be purchased and the currency or currencies in which principal of and any interest on Debt Securities may be payable; (5) if the currency for which such Debt Securities may be purchased or in which principal of and any interest may be payable is at the purchaser's election, the manner in which such an election may be made; (6) the date or dates on which such Debt Securities will mature; (7) the rate or rates, if any, per annum at which such Debt Securities will bear interest, or the method of determination of such rate or rates; the Debt Securities may bear interest either at a fixed rate or at a variable rate determined by reference to indices that may include a commercial paper rate, CD rate, federal funds rate, treasury rate or such other interest rate formula as may be indicated in a Prospectus Supplement relating to such Debt Securities;
(8) the times at which such interest, if any, will be payable; (9) provisions for a sinking, purchase or other analogous fund, if any; and (10) the date or dates, if any, after which such Debt Securities may be redeemed at the option of the Company or the holder and the redemption price or prices. Principal, premium, if any, and interest, if any, will be payable and the Debt Securities offered hereby will be transferable, at the office or agency of the Trustee in New York, N.Y., provided that payment of interest, if any, may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Security Register. (Section 3.1)


     The Indenture provides that there may be more than one Trustee, each with respect to one or more different series of Debt Securities. At a time when two or more Trustees are acting, each with respect to only certain series of Debt Securities, the term Debt Securities shall refer herein to the one or more series with respect to which each respective Trustee is acting.

     The Debt Securities will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company.

     The Indenture currently provides that Debt Securities may be issued in fully registered form without coupons and, unless otherwise specified in the Prospectus Supplement, in denominations of $1,000 and multiples of $1,000. If Debt Securities are issued in bearer form, the Company will enter into a Supplemental Indenture with the Trustee to modify the form of Debt Security, payment procedures and other related matters, as appropriate. The Prospectus Supplement indicates whether the Debt Securities will be in registered or bearer form, the denominations to be issued, the procedures for payment of interest and principal thereon, and other matters. No service charge will be made for any transfer or exchange of the Debt Securities, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.8)

GLOBAL SECURITIES

     The Debt Securities of a series may also be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, the Depository identified in the Prospectus Supplement relating to such series for purposes of book-entry registration and transfer. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by or to the Depository for such Global Security or its successor, or any nominee of such Depository or successor Depository.

     The specific terms of the depository arrangement with respect to any series of Debt Securities and the rights of and limitations on owners of beneficial interests in Global Securities representing Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

CERTAIN COVENANTS OF THE COMPANY

     Limitations of Liens. The Company will covenant that, so long as any of the Debt Securities issued thereunder remain Outstanding, the Company will not nor will it permit any Restricted Subsidiary (as hereinafter defined) to issue, assume or guarantee any indebtedness for money borrowed (herein referred to as "indebtedness") secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as "mortgage") on any asset of the Company or any Restricted Subsidiary (whether such asset is now owned or hereafter acquired) without in any such case effectively providing that the Outstanding Securities shall be secured by such mortgage equally and ratably with such indebtedness. This restriction, however, shall not apply to (i) mortgages on property existing at the time that it is acquired; (ii) mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (iii) mortgages securing indebtedness of the Company or a Restricted Subsidiary owing to a Restricted Subsidiary or the Company; (iv) mortgages on property to secure indebtedness incurred for the purpose of financing all or any part of the price of acquisition, construction or improvement of such property, which indebtedness is incurred pursuant to a commitment obtained prior to or within twelve months after the later of such acquisition, completion of such improvements or construction or the placing in operation of such property; (v) mortgages in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages (including without limitation mortgages incurred in connection with pollution control, industrial revenue or similar financings);
(vi) mortgages existing at the date of issuance of the first series of Debt Securities under the Indenture; or (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the foregoing clauses (i) through (vi) inclusive. Notwithstanding the above, the Company or any Restricted Subsidiary may, without securing the Outstanding Securities, issue, assume or guarantee secured indebtedness which would otherwise be subject to the above restrictions, provided that the aggregate amount of such indebtedness which, together with all Attributable Debt (as hereinafter defined) in respect of sale and leaseback transactions not otherwise permitted by the Indenture, would then be outstanding (not including secured indebtedness under the foregoing exceptions) does not exceed 5% of the consolidated shareholders' equity of the Company as of the end of the fiscal year preceding the date of such determination. (Section 3.5)

     Limitation on Sale and Leaseback Transactions. Sale and leaseback transactions by the Company or any Restricted Subsidiary of any asset of the Company or such Restricted Subsidiary with any person (other than a Restricted Subsidiary or the Company) are prohibited, except for leases for a term, including renewals, of not more than three years, unless (a) the Company or such Restricted Subsidiary would be entitled to issue, assume or guarantee indebtedness secured by the asset involved at last equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the Outstanding Securities or (b) within a period commencing twelve months prior to the consummation of such sale and leaseback transaction and ending twelve months after such consummation, the Company of such Restricted Subsidiary has expended, or will expend, for an asset or assets of the Company or such Restricted Subsidiary an amount equal to the proceeds from such sale and leaseback transaction or (c) an amount equal to the greater of the fair value (in the opinion of the Company's Board of Directors) of such asset or such Attributable Debt is applied to the retirement of funded non-subordinated indebtedness of the Company or a Restricted Subsidiary. (Section 3.6)

     Restrictions on Consolidation, Merger or Sale. The Company will not consolidate with or merge into or dispose of all or substantially all its property to any corporation unless (a) the surviving corporation (if other than the Company) shall assume the obligations of the Company under the Indenture and
(b) immediately after giving effect to such transactions, no Event of Default shall have happened and be continuing. (Section 9.1)

     Certain Definitions. "Subsidiary" is defined to mean any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries.

     "Restricted Subsidiary" is defined to mean any Subsidiary as of December 26, 1982, which at such date was primarily engaged in the business of newspaper publishing.

     "Attributable Debt" is defined as the present value (discounted as provided in the Indenture) of the obligation of a lessee for net rental payments during the remaining term of any lease entered into in connection with a sale and leaseback transaction. (Section 3.7)

EVENTS OF DEFAULT, WAIVER AND NOTICE

     As to each series of Debt Securities, an Event of Default is defined in the Indenture as being: default for 30 days in payment of any interest on the Debt Securities of that series; default in payment of principal and premium, if any, on the Debt Securities of that series when due either at maturity, upon redemption including pursuant to any sinking fund, by declaration or otherwise; default by the Company in the performance of any other of the covenants or agreements in the Indenture which shall not have been remedied for a period of 60 days after notice; the due acceleration of indebtedness of at least $5,000,000 outstanding aggregate principal amount for money borrowed under the terms of the instruments under which such indebtedness is issued or secured, such acceleration not having been remedied, cured or waived; and certain events of bankruptcy, insolvency, and reorganization of the Company. (Section 5.1) The Indenture provides that the Trustee may withhold notice to the holders of Debt Securities of any default (except in payment of principal of or interest or premium on the Securities) if the Trustee considers it in the interest of holders of Debt Securities to do so. (Section 5.11) No periodic evidence concerning compliance with the Indenture or absence of defaults is required by the Indenture.

     The Indenture provides that (1) if an Event of Default due to the default in the payment of principal, interest or premium, if any, on any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of 25% in principal amount of the Debt Securities of such series affected thereby then outstanding may declare the principal of all such Debt Securities (or, in the case of discounted Debt Securities, the amount payable according to the terms of such Debt Securities) to be due and payable immediately and (2) if an Event of Default resulting from default in the performance of any other of the covenants or agreements in the Indenture or from the due acceleration of indebtedness of at least $5,000,000 outstanding aggregate principal amount shall have occurred and be continuing and in certain events of bankruptcy, insolvency and reorganization of the Company, either the Trustee or the holders of 25% in principal amount of all series of Debt Securities then outstanding for which the same entity serves as trustee (treated as one class) may declare the principal of all such Debt Securities to be due and payable immediately, but upon certain conditions, including payment of past due principal and interest, such declarations may be annulled and past defaults may be waived by the holders of a majority in principal amount of the Debt Securities of such series then outstanding. (Section 5.1)

     The holders of a majority in principal amount of the Debt Securities of any and all series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, provided that the holders shall have offered to the Trustee reasonable indemnity against expenses and liabilities. (Sections 5.9 and 6.1)

DEFEASANCE

     The Indenture does not currently provide specifically for defeasance of any series of Debt Securities other than during the one-year period immediately preceding the maturity of such series but the Company may amend the Indenture to provide that, with respect to any series of Debt Securities to be issued after the date of the amendment, the Company will be entitled to defease any series of Debt Securities issued on or after the date thereof upon certain conditions. The defeasance amendment would provide that, if the Company deposits or causes to be deposited with the Trustee as trust funds in trust for the purpose an amount of money or the equivalent in securities of the government which issued the currency in which the Debt Securities are denominated or government agencies backed by the full faith and credit of such government sufficient to pay and discharge the principal at maturity of and interest, if any, to the date of maturity on a then outstanding series of Debt Securities, and if the Company has paid or caused to be paid all other sums payable by it under the Indenture with respect to such series, then the Indenture will cease to be of further effect with respect to such series (except as to the Company's obligations to compensate, reimburse and indemnify the Trustee pursuant to the Indenture with respect to such series), and the Company will be deemed to have satisfied and discharged the Indenture with respect to such series. The amendment would provide further that, in the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust fund for payment of principal and premium, if any, and interest, if any, on such Debt Securities until maturity. The amendment would also provide that the deposit described above may only be made if the Trustee shall have received an opinion of counsel to the effect that, as a result of such deposit, registration would not be required under the Investment Company Act of 1940, as amended, by the depositing party, the trust funds representing such deposit or the Trustee.

     Such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in principal amount of the Debt Securities of all series affected by such modification at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities; provided that no such modification shall
(i) extend the final maturity of any Debt Security, or reduce the principal amount thereof (including in the case of a discounted Debt Security the amount payable thereon in the event of acceleration or the amount provable in bankruptcy) or any redemption premium thereon, or reduce the rate or extend the time of payment of interest thereon, or impair or affect the right of any holder of Debt Securities to institute suit for the payment thereof or the right of repayment, if any, at the option of the holder, without the consent of the holder of each Debt Security so affected, or (ii) reduce the aforesaid percentage of Debt Securities the consent of the holders of which is required for any such modification without the consent of the holders of each Debt Security affected. (Section 8.2)

     The Indenture also permits the Company and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of Debt Securities to evidence the merger of the Company or the replacement of the Trustee with respect to the Debt Securities of one or more series and for certain other purposes. (Section 8.1)

THE TRUSTEE

     The Company maintains a bank account and has other normal banking relationships with the Trustee in the ordinary course of business.

                            DESCRIPTION OF WARRANTS

     The Company may issue Warrants for the purchase of Debt Securities. Warrants may be issued independently or together with any Debt Securities offered by any Prospectus Supplement and may be attached to or separate from such Debt Securities. The Warrants will be issued under Warrant Agreements to be entered into between the Company and a bank or trust company, as Warrant Agent, all as set forth in the Prospectus Supplement relating to the particular issue of Warrants. The Warrant Agent will act solely as an agent of the Company in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of Warrants. A copy of the form of Warrant Agreement, including the form of Warrant Certificate representing the Warrants, is filed as an exhibit to the Registration Statement to which this Prospectus pertains. The following summaries of certain provisions of the form of Warrant Agreement and Warrant Certificate do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant Certificate.

GENERAL

     If Warrants are offered, the Prospectus Supplement will describe the terms of the Warrants, including the following: (1) the offering price; (2) the currency for which Warrants may be purchased; (3) the designation, aggregate principal amount, currency and terms of the Debt Securities purchasable upon exercise of the Warrants; (4) if applicable, the designation and terms of the Debt Securities with which the Warrants are issued and the number of Warrants issued with each such Debt Security; (5) if applicable, the date on and after which the Warrants and the related Debt Securities will be separately transferable; (6) the principal amount of Debt Securities purchasable upon the exercise of one Warrant and the price and currency at which such principal amount of Debt Securities may be purchased upon such exercise; (7) the date on which the right to exercise the Warrants shall commence and the date (the "Expiration Date") on which such right shall expire; (8) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form; and (9) any other terms of the Warrants.

     Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise or to enforce covenants in the Indenture.

EXERCISE OF WARRANTS

     Each Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the Warrants. Warrants may be exercised at any time up to 5:00 p.m. New York time on the Expiration Date set forth in the Prospectus Supplement relating to such Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Warrants will become void.

     Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the Prospectus Supplement of the amount required to purchase the Debt Securities purchasable upon such exercise together with certain information set forth on the reverse side of the Warrant Certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing such Warrants. Upon receipt of such payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities purchasable upon such exercise. If fewer than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities being offered hereby in any of four ways: (i) directly to purchasers, (ii) through agents, (iii) through underwriters, and (iv) through dealers.

     Offers to purchase Securities may be solicited directly by the Company or by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the securities in respect of which this Prospectus is delivered who may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.

     If an underwriter or underwriters are utilized in the sale, the Company will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the Prospectus Supplement, which will be used by the underwriters to make resales of the Securities in respect of which this Prospectus is delivered to the public.

     If a dealer is utilized in the sale of the Securities in respect of which this Prospectus is delivered, the Company will sell such Securities to the dealer, as principal. The dealer may then resell such Securities to the public at varying prices to be determined by such dealer at the time of resale.

     Agents, underwriters, and dealers may be entitled under the relevant agreements to indemnification by the Company against certain liabilities, including liabilities under the Securities Act of 1933.

     If so indicated in the Prospectus Supplement, the Company will authorize agents and underwriters to solicit offers to purchase Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and unless the Company otherwise agrees the aggregate proceeds of Securities pursuant to Contracts shall not be less than, nor more than, the respective proceeds stated in the Prospectus Supplement. Purchasers with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but shall in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except that the purchase by an institution of the Securities covered by its Contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject. A commission indicated in the Prospectus Supplement will be paid to underwriters and agents soliciting purchases of Securities pursuant to Contracts accepted by the Company.

     The place and time of delivery for the Securities in respect of which this Prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS


     Certain legal matters will be passed on for the Company by Thomas L. Chapple, Esq., Senior Vice President, General Counsel and Secretary of the Company, and by Nixon, Hargrave, Devans & Doyle LLP, Washington, D.C., and for any underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York. Mr. Chapple owned beneficially as of September 30, 1995, 1,392 shares of the Company's common stock and has options to purchase 22,585 shares of the Company's common stock.


                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Gannett Co., Inc. for the period ended December 25, 1994 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated balance sheets of Multimedia, Inc. and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of earnings, stockholders' equity (deficit) and cash flows for each of the years in the three year period ended December 31, 1994 incorporated in this Prospectus by reference to the current report on Form 8-K of Gannett Co., Inc. dated October 23, 1995 have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are:

    Filing Fee for Registration Statement.....................................   $344,828
    Accountants' Fees and Expenses............................................     25,000*
    Trustee's Fees and Expenses (including counsel fees)......................     25,000*
    Legal Fees and Expenses...................................................     50,000*
    Blue Sky and Legal Investment Fees and Expenses...........................     20,000*
    Rating Agency Fees........................................................    200,000*
    Printing and Engraving Fees...............................................    100,000*
    Miscellaneous.............................................................     10,000*
                                                                                 --------
         Total................................................................   $774,828
                                                                                 ========

---------------
* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("DGCL") permits the Company to indemnify any director or officer of the Company against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, incurred in defense of any action (other than an action by or in the right of the Company) arising by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 also permits the Company to indemnify any such officer or director against expenses incurred in an action by or in the right of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except in respect of any matter as to which such person is adjudged to be liable to the Company. This statute requires indemnification of such officers and directors against expenses to the extent they may be successful in defending any such action. The statute permits purchase of liability insurance by the Company on behalf of officers and directors, and the Company has purchased such insurance.

     Section 17 of Article II of the Registrant's By-Laws requires indemnification to the fullest extent permitted under Delaware law of any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person is or was serving as a director, officer or employee of the Registrant or any predecessor of the Registrant or was serving at the request of the Registrant as a director, officer or employee of any other enterprise.

     Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Registrant, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Article NINTH of the Certificate of Incorporation of the Registrant eliminates the liability of directors to the extent permitted by Section 102(b)(7) of the DGCL.

     The foregoing statements are subject to the detailed provisions of Sections 145 and 102(b)(7) of the DGCL, Section 17 of Article II of such By-Laws and Article NINTH of such Certificate of Incorporation, as applicable.

ITEM 16.  EXHIBITS

     The following Exhibits are filed as part of this Registration Statement:


Exhibit 1            --  Form of Underwriting Agreement.(1)
Exhibit 4     (a)    --  Form of Indenture dated as March 1, 1983, between Gannett Co., Inc. and
                         Citibank, N.A., as trustee, relating to the Securities.(2)
              (b)    --  First Supplemental Indenture dated as of November 5, 1986 between
                         Gannett Co., Inc., Citibank, N.A. and Sovran Bank, N.A. as successor
                         Trustee.(3)
              (c)    --  Second Supplemental Indenture dated as of June 1, 1995 among Gannett
                         Co., Inc., NationsBank, N.A. and Crestar Bank, as successor Trustee.(5)
              (d)    --  Form of Note.(4)
              (e)    --  Form of Debenture.(4)
              (f)    --  Form of Warrant Agreement.(4)
              (g)    --  Form of Warrant.(4)
Exhibit 5            --  Opinion of Nixon, Hargrave, Devans & Doyle LLP as to the legality of
                         Securities to be issued (which was previously filed with this
                         Registration Statement).
Exhibit 12           --  Computation of Ratios of Earnings to Fixed Charges.
Exhibit 23    (a)    --  Consent of Price Waterhouse LLP.
              (b)    --  Consent of KPMG Peat Marwick LLP.
              (c)    --  Consent of Nixon, Hargrave, Devans & Doyle LLP included as part of
                         Exhibit 5.
Exhibit 24           --  Power of Attorney (which was previously filed with this Registration
                         Statement).
Exhibit 25           --  Form T-1 Statement of Eligibility and Qualification under the Trust
                         Indenture Act of 1939 of Crestar Bank (which was previously filed with this Registration Statement).


---------------
(1) Incorporated by reference to the Company's Report on Form 8-K dated December 16, 1991. (SEC File No. 1-6961)

(2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1983. (SEC File No. 1-6961)

(3) Incorporated by reference to the Company's Report on Form 8-K dated November 5, 1986. (SEC File No. 1-6961).

(4) Incorporated by reference to the Company's Registration Statement No. 33-10907 filed December 17, 1986.

(5) Incorporated by reference to the Company's Report on Form 8-K dated June 1, 1995. (SEC File No. 1-6961)

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a posteffective amendment by those paragraphs contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 11th day of December, 1995.


                                          GANNETT CO., INC.

                                            /s/  DOUGLAS H. MCCORKINDALE
                                          --------------------------------------
                                                 DOUGLAS H. MCCORKINDALE
                                          VICE CHAIRMAN AND CHIEF FINANCIAL AND
                                                  ADMINISTRATIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                SIGNATURE                                TITLE                     DATE
                ---------                                -----                     ----
         /S/  JOHN J. CURLEY                   Chairman, President, Chief    December 11, 1995
----------------------------------------      Executive Officer, Director
              JOHN J. CURLEY

        /S/  DOUGLAS H. MCCORKINDALE         Vice Chairman, Chief Financial  December 11, 1995
----------------------------------------      and Administrative Officer,
             DOUGLAS H. MCCORKINDALE                    Director

        /S/  LARRY F. MILLER                Senior Vice President/Financial  December 11, 1995
----------------------------------------        Planning and Controller
             LARRY F. MILLER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.


                  SIGNATURE                               TITLE                   DATE
                  ---------                               -----                   ----
                          *                             Director              December 11, 1995
----------------------------------------
              ANDREW F. BRIMMER
                                                        Director
----------------------------------------
             MEREDITH A. BROKAW

                          *                             Director              December 11, 1995
----------------------------------------
               ROSALYNN CARTER
                                                        Director
----------------------------------------
               PETER B. CLARK

                          *                             Director              December 11, 1995
----------------------------------------
               STUART T. K. HO

                          *                             Director              December 11, 1995
----------------------------------------
                 DREW LEWIS

                          *                             Director              December 11, 1995
----------------------------------------
             JOSEPHINE P. LOUIS

                          *                             Director              December   , 1995
----------------------------------------
              ROLLAN D. MELTON

                          *                             Director              December 11, 1995
----------------------------------------
           THOMAS A. REYNOLDS, JR.

                          *                             Director              December 11, 1995
----------------------------------------
                CARL T. ROWAN

                          *                             Director              December 11, 1995
----------------------------------------
             DOLORES D. WHARTON

*By:        /s/ THOMAS L. CHAPPLE
     -----------------------------------
              (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


                                                                                           PAGE NO.
                                                                                           --------
Exhibit 1            --  Form of Underwriting Agreement.(1).............................
Exhibit 4     (a)    --  Form of Indenture dated as March 1, 1983, between Gannett Co.,
                         Inc. and Citibank, N.A., as trustee, relating to the
                         Securities.(2).................................................
              (b)    --  First Supplemental Indenture dated as of November 5, 1986 between Gannett Co., Inc., Citibank, N.A. and Sovran Bank, N.A.
                         as successor Trustee.(3).......................................
              (c)    --  Second Supplemental Indenture dated as of June 1, 1995 among
                         Gannett Co., Inc., NationsBank, N.A. and Crestar Bank, as
                         successor Trustee.(5)..........................................
              (d)    --  Form of Note.(4)...............................................
              (e)    --  Form of Debenture.(4)..........................................
              (f)    --  Form of Warrant Agreement.(4)..................................
              (g)    --  Form of Warrant.(4)............................................
Exhibit 5            --  Opinion of Nixon, Hargrave, Devans & Doyle LLP as to the
                         legality of Securities to be issued............................       *
Exhibit 12           --  Computation of Ratios of Earnings to Fixed Charges.............
Exhibit 23    (a)    --  Consent of Price Waterhouse LLP.
              (b)    --  Consent of KPMG Peat Marwick LLP.
              (c)    --  Consent of Nixon, Hargrave, Devans & Doyle LLP included as part of Exhibit 5...................................................
Exhibit 24           --  Power of Attorney..............................................       *
Exhibit 25           --  Form T-1 Statement of Eligibility and Qualification under the
                         Trust Indenture Act of 1939 of Crestar Bank....................       *


---------------
(1) Incorporated by reference to the Company's Report on Form 8-K dated December 16, 1991. (SEC File No. 1-6961)

(2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 25, 1983. (SEC File No. 1-6961)

(3) Incorporated by reference to the Company's Report on Form 8-K dated November 5, 1986. (SEC File No. 1-6961).

(4) Incorporated by reference to the Company's Registration Statement No. 33-10907 filed December 17, 1986.

(5) Incorporated by reference to the Company's Report on Form 8-K dated June 1, 1995. (SEC File No. 1-6961)


 * Previously filed with the Commission and incorporated in the Registration Statement by reference.